Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 27, 2007 (except Note 10, as to which the date is February 8, 2008), in the Amendment No. 6 to the Registration Statement (Form S-1 No. 333-146162) and related Prospectus of Mako Surgical Corp. dated February 14, 2008.
/s/ Ernst & Young LLP
Certified Public Accountants
Fort Lauderdale, Florida
February 8, 2008